Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Hermes Fund Managers Limited
We consent to the incorporation by reference in the registration statements (No. 333-224540, No. 333-173859, No. 333-136081, and No. 333-56429) on Form S-8 of Federated Investors, Inc. of our report dated October 26, 2018, with respect to the consolidated balance sheet of Hermes Fund Managers Limited and its subsidiaries (together, the “Group”) as of December 31, 2017, and the related consolidated profit and loss account, consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes (collectively, the "consolidated financial statements"), which report appears in the Form 8-K /A of Federated Investors, Inc. dated October 26, 2018.
The audit report contains an emphasis of matter paragraph that states the Group prepared its consolidated financial statements in accordance with UK Accounting Standards, including FRS 102, The Financial Reporting Standard applicable in the UK and Republic of Ireland, which differs from U.S. generally accepted accounting principles as presented in Note 29 to the consolidated financial statements.
The audit report contains an other matter paragraph that states the accompanying consolidated balance sheet of the Group as of December 31, 2016, and the related consolidated profit and loss account, consolidated statements of comprehensive income and cash flows for the year then ended, and the related notes, were not audited, reviewed, or compiled by us and, accordingly, that we do not express an opinion or any other form of assurance on them.

/s/ KPMG LLP

London, United Kingdom
October 26, 2018